UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Rule 14a-101)

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

CKE RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FOLLOWING PRESS RELEASE WAS ISSUED IN CONNECTION WITH THE PROPOSED MERGER:

CKE RESTAURANTS®, INC. RECEIVES TAKEOVER PROPOSAL AND DESIGNATES PARTY AS EXCLUDED PARTY

CARPINTERIA, California – April 7, 2010 – CKE Restaurants, Inc. (NYSE: CKR) (the “Company”) announced today that it has received an alternative takeover proposal to acquire all the outstanding shares of the Company (the “Takeover Proposal”).

The board of directors of the Company has determined, after consultation with the Company’s financial and legal advisors, that the Takeover Proposal is reasonably expected to lead to a “Superior Proposal,” as such term is defined in the Agreement and Plan of Merger (the “Merger Agreement”) that was entered into on February 26, 2010 with affiliates of Thomas H. Lee Partners, L.P., and that the party that submitted the Takeover Proposal has qualified as an “Excluded Party,” as such term is defined in the Merger Agreement.  By determining that the party is an Excluded Party, the Company is permitted, subject to certain conditions, to continue to furnish information and engage in further discussions and negotiations with the party until 12:01 p.m. (New York City time) on April 27, 2010.

The board of directors of the Company, in consultation with the Company’s financial and legal advisors, has not determined that the Takeover Proposal constitutes a Superior Proposal under the Merger Agreement.  The received Takeover Proposal is subject to several conditions, including completion of due diligence and the negotiation of a mutually acceptable definitive agreement, and did not include evidence of a committed financing.  Accordingly, there can be no assurance that the Takeover Proposal will ultimately lead to a Superior Proposal as discussions and negotiations with the Excluded Party could terminate at any time.  The board of directors of the Company has not changed its recommendation with respect to the Company’s pending merger with affiliates of Thomas H. Lee Partners, L.P. pursuant to the Merger Agreement.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER AND WHERE TO FIND IT.

In connection with the proposed merger with affiliates of Thomas H. Lee Partners, L.P., the Company filed a preliminary proxy statement with the SEC on March 19, 2010. When completed, a definitive proxy statement and form of proxy will be filed with the SEC and mailed to the Company's stockholders. BEFORE MAKING ANY VOTING DECISION, THE COMPANY'S STOCKHOLDERS ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT CAREFULLY BECAUSE THESE PROXY STATEMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. The Company's stockholders may obtain a free copy of the preliminary proxy statement, the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov.

The Company's stockholders may also obtain a free copy of the preliminary proxy statement, definitive proxy statement (when available) and such other documents by directing a request to Investor Relations, CKE Restaurants, Inc., 805-745-7750, or by visiting the Company's website at www.ckr.com under "Investors/SEC Filings."

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Additional information regarding the interests of the Company's participants in the proposed merger, which may be different than those of the Company's stockholders generally, is included in the preliminary proxy statement and will be contained in the definitive proxy statement when it becomes available.